EXHIBIT 99.1

                                                              Editorial Contact:
                                           Brilliant Digital Entertainment, Inc.
                                                                 press@bde3d.com

               BRILLIANT DIGITAL ENTERTAINMENT RECEIVES NOTICE OF
                     DELISTING FROM AMERICAN STOCK EXCHANGE;
               COMPANY WILL APPEAL TO LISTING QUALIFICATIONS PANEL

         WOODLAND HILLS, CALIF. -- (BUSINESS WIRE) -- JAN. 8, 2004 -- BRILLIANT DIGITAL ENTERTAINMENT, INC. (AMEX:BDE) announced today that on January 5, 2004, the Company received notice from the American Stock Exchange that it intends to file an application with the Securities and Exchange Commission to remove the Company's common stock from listing and registration on AMEX. AMEX has permitted the Company's common stock to be listed pursuant to a waiver of certain quantitative listing requirements, which expired with the filing of the Company's September 30, 2003 Quarterly Report on Form 10-QSB. AMEX determined that the Company was not in compliance with the following continued listing standards:

                  (i) maintaining at least $4 million of stockholders' equity, having incurred losses from continuing operations and/or net losses in three of its four most recent fiscal years (at September 30, 2003, the Company's stockholders' equity was approximately $2,473,000);

                  (ii) maintaining at least $6 million of stockholders' equity, having incurred losses from continuing operations and/or net losses in its five most recent fiscal years;

                  (iii) sustaining losses which are so substantial in relation with its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of AMEX, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

         Brilliant intends to appeal AMEX's decision to a Listing Qualifications Panel, and to present its reasons in support of continued listing. The Company currently is negotiating with various parties to sell equity securities, convert or exchange existing indebtedness into equity securities, and otherwise reorganize its balance sheet in an effort to increase its stockholders' equity and improve its working capital position, and thus regain compliance with the AMEX continued listing requirements. There can be no assurance that the Company will be successful in these efforts or, even if successful, that the Listing Qualifications Panel will permit the Company's common stock to remain listed on the American Stock Exchange. Pending the resolution of the appeal, the Company's common stock will continue to be listed on the American Stock Exchange. If the Company's common stock is delisted from AMEX, the Company expects that its shares will be eligible for quotation on the OTC Bulletin Board.

ABOUT BRILLIANT DIGITAL ENTERTAINMENT

         Brilliant Digital Entertainment, Inc. (AMEX:BDE) is the parent company of Altnet inc. and a developer of 3D rich media advertising and content creation technologies for the Internet. The b3d rich media format is used to produce entertainment, advertising and music content for consumers distributed over the Internet. Find out more at www.brilliantdigital.com.

ABOUT ALTNET

         Altnet is the leading peer-to-peer distributor of secure digital media that originates from content owners. Altnet reaches an estimated 100 million users and is the #1 issuer of rights managed music in the world. Altnet's products integrate with websites, applications, and peer-to-peer networks to allow Internet users to simply and easily locate, download, preview and purchase digital content. Altnet is a subsidiary of Brilliant Digital Entertainment (AMEX:BDE).

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

         Statements in this news release that relate to (i) Brilliant's intention to appeal AMEX's decision to remove the Company's common stock from listing and registration on the exchange, (ii) Brilliant's efforts to increase its stockholders' equity and improve its working capital, and thus regain compliance with the AMEX continued listing requirements, by issuing equity for cash or upon the conversion or exchange of existing indebtedness, (iii) Brilliant's belief that its common stock will be eligible for quotation on the OTC Bulletin Board if its shares are removed from AMEX, and (iv) other projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Actual results may differ materially due to a variety of factors, including (a) Brilliant's ability to come into compliance with AMEX's continued listing requirements, which depend on many factors, and (b) the AMEX Listing Qualifications Panel's willingness to continue to extend the period of time during which Brilliant must come into compliance, which the Panel is not obligated to do.

         CONTACT: Brilliant Digital Entertainment, Inc. Robin Gore, 818-615-1500 Ext. 528, rgore@bde3d.com, press@bde3d.com (Editorial Contact)

         SOURCE:  Brilliant Digital Entertainment, Inc.